UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                              FORM 8-K
                           Current Report
                Pursuant to Section 13 or 15d of the
                  Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) :   June 22, 2004

                            SPIEGEL, INC.

   (Exact name of registrant as specified in its charter)


  Delaware                 0-16126             36-2593917
 (State or other          (Commission file    (I.R.S. Employer
   jurisdiction of          number)             Identification No.)
   incorporation or
   organization)

   3500 Lacey Road
   Downers Grove, IL                            60515-5432
  (Address of principal executive offices)      (Zip Code)


                            (630) 986-8800
       (Registrant's telephone number, including area code)

                               No Change
  (Former name or Former address, if changed since last report)

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Item 2. Disposition of Assets

On June 22, 2004, Newport News, Inc., a subsidiary of Spiegel, Inc.
("the Company"), transferred substantially all of its assets, including its catalog and Internet business, to Newport News Holdings Corporation ("NNHC"). The stock of NNHC was then sold to Newport News International Limited. The consideration received for the stock purchase included
$28.6 million in cash, subject to a post-closing working capital adjustment. In addition, NNHC will assume certain liabilities, including all purchase orders that were placed by Newport News, Inc. on or after March 17, 2003, and remain outstanding and unpaid as of June 22, 2004.

This transaction was consummated pursuant to an amended and restated
Stock Purchase Agreement dated as of June 7, 2004, together with Side Letter Agreements ("the Agreements"). These Agreements amended and superceded an Asset Purchase Agreement previously entered into which was dated April 6, 2004 and subsequently amended on May 14, 2004. The United States Bankruptcy Court, Southern District of New York approved each of the respective agreements and the subsequent amendments on May 14 and June 16, 2004, respectively. The net proceeds received from this transaction are expected to be used primarily to satisfy claims filed against the Company, as the Company continues to operate under chapter 11 of the U.S. Bankruptcy Code and work toward developing a plan of reorganization.

The acquired assets consist of substantially all of the operating and other assets of Newport News, Inc. and its related affiliates, which are used in the Newport News catalog and Internet business. In addition, a majority of the management team and employees of Newport News, Inc. were offered employment with NNHC. NNHC intends to continue to use the acquired assets consistent with their use prior to the acquisition.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SPIEGEL, INC.
                                       (Registrant)

Dated:   July 6, 2004           By: /s/ James M. Brewster
                                     --------------------------
                                     James M. Brewster
                                     Senior Vice President
                                     and Chief Financial Officer
                                     (Principal Accounting and
                                      Financial Officer)